DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity # C17822-2003
Document Number: 00000484849-97

Date Filed: 11/7/2005 8:00:08 AM
In the office of
Dean Heller
Dean Heller
Secretary of State

Certificate of Change Pursuant to NRS 78.209

Important: Read attached instructions before completing form.

ABOVE SPACE IS ...

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:

Golden Hope Resources Corp.

2. The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

25,000,000 shares of Common Stock, with $0.001 par value

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

875,000,000 shares of Common Stock, with $0.001 par value

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

35 shares of Common Stock

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

7. Effective date of filing (optional): 11/7/05

(must not be later than 90 days after the certificate is filed)

8. Officer Signature: Bradley M Colby — Signature

President, CEO and Director — Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.